                                                                    EXHIBIT 4.2



                             SAGENT TECHNOLOGY, INC.

            SIXTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT


         THIS SIXTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT is made as of February 24, 1998(the "Agreement") by and among SAGENT TECHNOLOGY, INC., a California corporation (the "Company"), the purchasers of Series E Preferred Stock of the Company (the "Series E Investors"), who represent a majority of the outstanding shares of Preferred Stock of the Company, and Kenneth C. Gardner, John Zicker, Alice Blair, Craig R. Powers and Robert E. Powers (collectively, the "Founders" and each individually a "Founder").

                                    RECITALS

         WHEREAS, the Company, the Founders, the purchasers of Series A Preferred Stock pursuant to the Series A Preferred Stock Purchase Agreement, dated May 26, 1995, the purchasers of Series B Preferred Stock pursuant to the Series B Preferred Stock Purchase Agreement, dated November 15, 1995, the purchasers of Series C Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement, dated September 30, 1996, Stewart Schuster, an individual and investor of the Company's Series A Preferred Stock pursuant to a Series A Preferred Stock Purchase Agreement, dated October 10, 1995, Dennis Jones and Ralph Kimball, individuals and investors of the Company's Series C Preferred Stock, pursuant to Series C Preferred Stock Purchase Agreements, dated March 17, 1997 and June 16, 1997 respectively, and the purchasers of Series D Preferred Stock pursuant to the Series D Preferred Stock Purchase Agreement dated as of August 4, 1997 and September 26, 1997 (collectively, the "Prior Investors") are parties to a Fifth Amended and Restated Registration Rights Agreement dated as of August 4, 1997 (together with all amendments, the "Prior Agreement"); and

         WHEREAS, the Prior Agreement sets forth all the registration rights (collectively the "Registration Rights") of the Prior Investors; and

         WHEREAS, the Series E Investors, in connection with their proposal to purchase up to 1,895,370 shares of the Company's Series E Preferred Stock pursuant to the Series E Preferred Stock Purchase Agreement dated as of February 24, 1998 (the "Series E Agreement"), desire to obtain such Registration Rights; and

         WHEREAS, the Company and a majority of the Prior Investors, on behalf of all Prior Investors, to induce the Series E Investors to purchase Series E Preferred Stock pursuant to a Series E Preferred Stock Purchase Agreement (the "Series E Agreement"), desire to grant the Series E Investors the Registration Rights, all as detailed herein.

         NOW, THEREFORE, the parties hereto agree that, subject to the closing of the purchase of Series E Preferred Stock by the Series E Investors pursuant to the Series E Agreement: (i) the Prior Agreement is terminated and of no further force and effect; (ii) the Company and a majority of the Prior Investors, on behalf of all Prior Investors, hereby grant to the Series E Investors the rights set forth below; and (iii) the Company, a majority of the Prior Investors, on behalf of all Prior Investors, and the Series E Investors and as a condition of closing of the Series E Agreement, accept and agree to the termination of all prior registration rights agreements and accept and agree to be bound by the terms of this Agreement.


                                    SECTION 1

                                   DEFINITIONS


         1.1 CERTAIN DEFINITIONS. Hereafter, in this Agreement the following terms shall have the following respective meanings:

                  "Purchaser" shall mean each of the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors and the Series E Investors referred to individually as listed in Exhibit A.

                  "Purchasers" shall mean all the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors and the Series E Investors referred to collectively as listed in Exhibit A.

                  "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                  "Preferred" means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock of the Company.

                  "Conversion Stock" means the Common Stock issued or issuable pursuant to conversion of the Preferred.

                  "Holder" shall mean (i) any Purchaser holding Registrable Securities (including Preferred) and any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 2.14 hereof and (ii) Lighthouse Capital Partners, L.P. ("Lighthouse").

                  "Initiating Holders" shall mean any Purchasers or transferees of Purchasers under Sec tion 2.14 hereof who in the aggregate are Holders of greater than 50% of the Registrable Securities.

                  "Registrable Securities" means (i) the Conversion Stock; (ii) all the shares of common stock issued or issuable upon the conversion of the shares of Series A Preferred Stock or Series B Preferred Stock now or hereafter held by Lighthouse (including the Series A Preferred Stock and Series B Preferred Stock issuable upon exercise of the warrants to purchase Series A Preferred Stock and Series B Preferred Stock held by Lighthouse) (collectively the "Lighthouse Stock"), and (iii) any Common Stock of the Company issued or issuable in respect of the Conversion Stock, the Lighthouse Stock or other securities issued or issuable pursuant to the conversion of the Preferred upon any stock split, stock dividend, recapitalization, or similar event, or any Common Stock otherwise issued or issuable with respect to the Preferred; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, whether in a registered offering, Rule 144 transaction or otherwise, or (B) sold or are available for sale in the opinion of counsel to the Company in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale; provided, however, that the Company's stock is then publicly traded.

                  The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

                  "Registration Expenses" shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 2.4,
2.5 and 2.6 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders in the event of one exercise of a requested registration provided for in Section 2.4 hereof, in the event of two Company registrations pursuant to Section 2.5 hereof, and for all Company registrations on Form S-3 pursuant to Section 2.6 hereof.

                  "Restricted Securities" shall mean the securities of the Company required to bear the legend set forth in Section 2.2 hereof.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                  "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth above, all reasonable fees and disbursements of counsel for any Holder.


                                    SECTION 2

                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
               COMPLIANCE WITH SECURITIES ACT; REGISTRATION RIGHTS

         2.1 RESTRICTIONS ON TRANSFERABILITY. The Preferred and the Conversion Stock shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Purchaser will cause any proposed purchaser, assignee, transferee, or pledgee of the Preferred or such Common Stock held by a Purchaser to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.

         2.2 RESTRICTIVE LEGEND. Each certificate representing (i) the Preferred, (ii) the Conversion Stock, and (iii) any other securities issued in respect of the Preferred or the Conversion Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 2.3 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

                  Each Purchaser and Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Preferred or the Common Stock in order to implement the restrictions on transfer established in this Section 2.

         2.3 NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.3. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership or (ii) in transactions involving the distribution without consideration of Restricted Securities by any of the Purchasers to any of its partners, or retired partners, or to the estate of any of its partners or retired partners), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such holder's expense by either (i) an unqualified written opinion of legal counsel, who shall be and whose legal opinion shall be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in
Section 2.2 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

         2.4      REQUESTED REGISTRATION.

                  (a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to not less than ten percent (10%) of the shares (appropriately adjusted for Recapitalizations) of Registrable Securities, or any lesser number of shares if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10 million, the Company will:

                           (i)      promptly give written notice of the proposed
registration, qualification or compliance to all other Holders; and

                           (ii)     as soon as practicable, use its best efforts
to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 20 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                               (A)      In any particular jurisdiction in which
the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                               (B)      Prior to December 31, 1999;

                               (C)      During the period starting with the
date sixty (60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                               (D)      After the Company has effected two such
registrations pursuant to this subparagraph 2.4(a), and such registrations have been declared or ordered effective;

                               (E)      If the Company shall furnish to such
Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 2.4 shall be deferred for a period not to exceed 120 days from the date of receipt of written request from the Initiating Holders.

         Subject to the foregoing clauses (A) through (E), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders.

                  (b) Underwriting. In the event that a registration pursuant to
Section 2.4 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to
Section 2.4(a)(i). In such event, the right of any Holder to registration pursuant to Section 2.4 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 2.4, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

         The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the Company's reasonable approval. Notwithstanding any other provision of this
Section 2.4, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

         If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to

90 days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

         2.5      COMPANY REGISTRATION.

                  (a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) in connection with the Company's initial public offering, or (ii) a registration relating solely to employee benefit plans, or (iii) a registration relating solely to a Commission Rule 145 transaction, the Company will:

                           (i)      promptly give to each Holder written notice
thereof; and

                           (ii) include in such registration (and any related
qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 20 days after receipt of such written notice from the Company, by any Holder.

                  (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.5(a)(i). In such event the right of any Holder to registration pursuant to Section 2.5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.5, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration. The Company shall so advise all Holders and other holders distributing their securities through such underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders and such other holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders and such other holders at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or holder to the nearest 100 shares. If any Holder or holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to 90 days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

                  (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 2.5 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

         2.6      REGISTRATION ON FORM S-3.

                  (a) If any Holder or Holders holding in the aggregate not less than 5% of the then-outstanding Registrable Securities request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities the reasonably anticipated aggregate offering price to the public of which, net of underwriting discounts and commissions, would exceed $1,000,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as the Holder or Holders may reasonably request; provided, however, that the Company shall not be required to effect more than one registration pursuant to this
Section 2.6 in any six (6) month period or in excess of two registrations under this Section 2.6. The substantive provisions of Section 2.4(b) shall be applicable to each registration initiated under this Section 2.6.

                  (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 2.6: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; (ii) if the Company, within ten (10) days of the receipt of the request of the initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities); (iii) during the period starting with the date sixty (60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following, the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or (iv) if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed 120 days from the receipt of the request to file such registration by such Holder.

         2.7 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the Closing Date, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities unless (i) such new registration rights, including standoff obligations, are on a pari passu basis with those rights of the Holders hereunder; or

(ii) such new registration rights, including standoff obligations, are subordinate to the registration rights granted Holders hereunder. Any such additional parties may execute a counterpart of this Agreement, and upon execution by such additional parties and by the Company, shall be considered a Holder for all purposes of this Agreement.

         2.8 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with (i) one registration pursuant to Section 2.4, (ii) two registrations pursuant to Section 2.5, and (iii) all registrations pursuant to
Section 2.6 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders and all other Registration Expenses shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

         2.9 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

                  (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the Registration Statement has been completed;

                  (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.

         2.10     INDEMNIFICATION.

                  (a) The Company will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this
Section 2, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person control-ling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein.

                  (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited in an amount equal to the initial public offering price of the shares sold by such Holder, unless such liability arises out of or is based on willful conduct by such Holder.

                  (c) Each party entitled to indemnification under this Section
2.10 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         2.11 TERMINATION OF REGISTRATION RIGHTS. The rights granted pursuant to this Agreement shall terminate as to any Holder five (5) years after the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Company to the public.

         2.12 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 2.

         2.13 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

                  (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended.

                  (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (at any time after it has become subject to such reporting requirements);

                  (c) So long as a Purchaser owns any Restricted Securities to furnish to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Securities Exchange Act of 1934 (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing a Purchaser to sell any such securities without registration.

         2.14 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted Purchasers under Sections 2.4, 2.5 and 2.6 may be assigned to a transferee or assignee reasonably acceptable to the Company in connection with any transfer or assignment of Registrable Securities by a Purchaser provided that: (i) such transfer may otherwise be effected in accordance with applicable securities laws, and (ii) such assignee or transferee acquires at least 100,000 shares of Preferred and/or Common Stock issued upon conversion thereof (appropriately adjusted for Recapitalizations). Notwithstanding the foregoing, the rights to cause the Company to register securities may be assigned to any constituent partner of a Purchaser, without compliance with item (ii) above, provided written notice thereof is promptly given to the Company.

         2.15 STANDOFF AGREEMENT. Each Holder agrees in connection with the Company's initial public offering of the Company's securities that, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the underwriters; provided, that the officers and directors of the Company who own stock of the Company also agree to such restrictions.


                                    SECTION 3

                            EFFECT OF THIS AGREEMENT

         3.1 TERMINATION OF OTHER RIGHTS. The Company and the Purchasers acknowledge and agree that this Agreement supersedes the Prior Agreement, and hence such agreement is terminated in its entirety. All parties hereto acknowledge and agree that this Agreement supersedes any and all prior registration rights granted by the Company to them, and that such rights are terminated in their entirety.


                                    SECTION 4

                                  MISCELLANEOUS

         4.1 GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California as applied to agreements made and performed in California by residents of the State of California.

         4.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except or specifically set forth herein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that holders of a majority of the Common Stock issued or issuable upon conversion of the Preferred may, with the Company's prior written consent, waive, modify or amend on behalf of all holders, any provisions hereof.

         4.3 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid or otherwise delivered by hand or by messenger, addressed (a) if to a Purchaser (including Lighthouse) at such Purchaser's address set forth in Exhibit A, or at such other address as such Purchaser shall have furnished to the Company in writing or (b) if to any other holder of any shares of Company Stock, at such address as such holder shall have furnished the Company in writing, or until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such shares who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to its address set forth in Exhibit B and addressed to the attention of the Corporate Secretary or at such other address as the Company shall have furnished to the Purchasers.

         Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

         4.4 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         4.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

         4.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Purchasers, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SAGENT TECHNOLOGY, INC.


By:      /s/ KENNETH C. GARDNER
   ------------------------------------
Title:
     ----------------------------------

FOUNDERS


--------------------------------    -------------------------------------------
Kenneth C. Gardner                  John Zicker


--------------------------------    -------------------------------------------
Alice Blair                         Craig R. Powers


--------------------------------
Robert E. Powers


SERIES E INVESTORS


                                    EL DORADO VENTURES IV, L.P.
                                    By:  El Dorado Venture Partners IV, LLC
                                    Its:  General Partner


                                    /s/ SHANDA BAHLES
                                    -------------------------------------------
                                    By:  Shanda Bahles
                                         Managing Member

                                    EL DORADO TECHNOLOGY '98, L.P.
                                    By:  El Dorado Venture Partners IV, LLC.
                                    Its: General Partner



                                    /s/ SHANDA BAHLES
                                    -------------------------------------------
                                    By:  Shanda Bahles
                                         Managing Member



                                    /s/ DAVID N. STROM
                                    -------------------------------------------
                                    GREYLOCK EQUITY LIMITED PARTNERSHIP
                                    By:  Greylock Equity GP Limited Partnership
                                    Its: General Partner
                                         David N. Strom

                                    /s/ RICH SHAPERO
                                    -------------------------------------------
                                    CROSSPOINT VENTURE PARTNERS 1997
                                    By:  Rich Shapero
                                    Its:  General Partner



                                    /s/ JEFFREY T. WEBBER
                                    -------------------------------------------
                                    RBW INVESTMENTS, LLC
                                    By: Jeffrey T. Webber
                                    Its: Managing Director


                                    /s/ JEFFREY T. WEBBER
                                    -------------------------------------------
                                    THE ENTREPRENEURS' FUND, L.P.
                                    By: BW Management, LLC
                                    Its: General Partner
                                    By: Jeffrey T. Webber, Managing Director

                                    EXHIBIT A

                              SCHEDULE OF INVESTORS


                        Crosspoint Venture Partners 1993
                       Crosspoint 1993 Entrepreneurs Fund
                                  Rich Shapero
                                One First Street
                               Los Altos, CA 94022

                          El Dorado Ventures III, L.P.
                          El Dorado Technology IV, L.P.
                                c/o Shanda Bahles
                            20300 Stevens Creek Blvd.
                                    Suite 395
                               Cupertino, CA 95014

                     Delaware Charter Guarantee & Trust Co.,
                       Trustee FBO Kenneth C. Gardner, IRA
                                 829 Hermosa Way
                              Menlo Park, CA 94025

                     Delaware Charter Guarantee & Trust Co.,
                         Trustee FBO John E. Zicker, IRA
                                451 Portola Road
                            Portola Valley, CA 94028

                                  Craig Powers
                                2036 Lyon Avenue
                                Belmont, CA 94002

                                  Robert Powers
                                182 Dogwood Court
                                Hayward, CA 94544

                                   Alice Blair
                                 252 2nd Avenue
                             San Francisco, CA 94118



                                 James Shircliff
                               5100 Olde Creek Way
                               Prospect, KY 40059

                             Arthur F. Schneiderman
                              Jason A. Schneiderman
                             Jeffrey A. Schneiderman
                            Jennifer A. Schneiderman
                            Jonathan A. Schneiderman
                              Julie A. Schneiderman
                                230 Woodside Road
                               Woodside, CA 94062

                              Meriken Nominees Ltd.
                              Attn: Tony Geoghegan
                    c/o Aall Trust & Banking Corporation Ltd.
                                The Aall Building
                                  P.O. Box 1166
                          Grand Cayman, Cayman Islands
                               British West Indies

                                Jeffrey T. Webber
                              c/o R.B. Webber & Co.
                              1717 Embarcadero Road
                               Palo Alto, CA 94303
                                  (415)424-9900

                                  Scott Willey
                               663 Princeton Drive
                               Sunnyvale, CA 94087

                                 WS Investments
                               Attn: Linda Wilson
                               650 Page Mill Road
                            Palo Alto, CA 94304-1050

                              Judith Jordan Webber
                            c/o Jordan Sparkling Wine
                                150 North Street
                              Healdsburg, CA 95448

                     James D. Woodward and Elaine K. Waski,
                      Trustees of the Woodward Family Trust
                                  dated 8/23/90
                               9817 Koupela Drive
                                Raleigh, NC 27614

                   Eugene Webber, Trustee of the Webber Family
                               Trust dated 1/6/89
                               1806 Vallejo Street
                             San Francisco, CA 94123

                               J.F. Brilando, Inc.
                              241 S. Balsamina Way
                            Portola Valley, CA 94028

                              Stephen K. Plume, III
                              24 Loveland Hill Road
                         White River Junction, VT 05001

                              Stephen K. Plume, IV
                                 473 Dell Avenue
                             Mountain View, CA 94043

                             Jordan Consulting Group
                             Attn: Stephen A. Jordan
                              12600 Viscaino Court
                            Los Altos Hills, CA 94022

                                 William Elmore
                            c/o Merrill Pickard ET AL
                               2480 Sand Hill Road
                              Menlo Park, CA 94025

                     Robert Lauridsen and Patricia Lauridsen
                              1785 Bay Laurel Drive
                              Menlo Park, CA 94025

                           S-1 Trust c/o Peter Thorne
                               42 Pleasant Street
                               Watertown, MA 02172

                                 Robert Spencer
                              27857 Altamont Circle
                            Los Altos Hills, CA 94022

                                 Perry S. Mizota
                            2075 Sutter Street, #221
                             San Francisco, CA 94115

                               Stewart A. Schuster
                              1858 Rockspring Place
                             Walnut Creek, CA 94596

                       Greylock Equity Limited Partnership
                               c/o David N. Strohm
                               755 Page Mill Road
                                   Suite A-100
                            Palo Alto, CA 94304-1018

                                   Dan Shelley
                              29920 43rd Ave. South
                                Auburn, WA 98001

                         U.S. Venture Partners IV, L.P.
                            Second Ventures II, L.P.
                       USVP Entrepreneur Partners II, L.P.
                              2180 Associates Fund
                               2180 Sand Hill Road
                                    Suite 300
                              Menlo Park, CA 94025

                        Lighthouse Capital Partners, L.P.
                       100 Drakes Landing Road, Suite 260
                           Greenbrae, California 94904
                          Attn: Contract Administration

                                  Dennis Jones
                           Federal Express Corporation
                              2005 Corporate Avenue
                                Memphis, TN 38132
                             U.S. Mail: P.O. Box 727
                             Memphis, TN 38194-1841

                                  Ralph Kimball
                         Ralph Kimball Associates, Inc.
                                 13750 Highway 9
                             Boulder Creek, CA 95006

                                  Tom Lounibos
                                    [ADDRESS]

                                    EXHIBIT B

                                 COMPANY ADDRESS


                             Sagent Technology, Inc.
                           2225 E. Bayshore, Suite 100
                               Palo Alto, CA 94303